Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LabCorp Selected Exclusive National Laboratory for UnitedHealthcare;
Will also Develop and Manage Lab Networks Selectively Across the United States

Burlington, NC, October 3, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it has entered into a new, ten-year agreement (Agreement) with United HealthCare Insurance Company (UnitedHealthcare), an affiliate of UnitedHealth Group Incorporated (NYSE: UNH), effective January 1, 2007. Over the term of the Agreement, LabCorp expects to realize additional revenues in excess of $3 billion from UnitedHealthcare and associated business.

Under the terms of the Agreement, LabCorp will become UnitedHealthcare’s exclusive national laboratory offering a comprehensive suite of services, and will also work with other regional and local laboratory providers to selectively develop, implement and manage for UnitedHealthcare a series of laboratory networks in selected regions across the United States. As part of this network development and oversight process, LabCorp will assume responsibility for managing the Oxford Health Plans laboratory network located in the greater New York metropolitan region effective January 1, 2007. Also effective January 1, 2007, LabCorp will become the exclusive national capitated UnitedHealthcare laboratory provider for the HMO benefit plans of PacifiCare of Colorado, Neighborhood Health Partnership in Florida, and Mid Atlantic Medical Services, L.L.C. (MAMSI) in Maryland and Virginia, and will remain the exclusive provider for HMO benefit plans for PacifiCare of Arizona. Over a period of several years, LabCorp will continue to perform more of UnitedHealthcare’s testing. During the first three years of the ten-year agreement, LabCorp has committed to reimburse UnitedHealthcare up to $200 million for transition costs related to developing an expanded network in the Oxford, MAMSI and Neighborhood Health Partnership markets, as well as in California and Colorado.

“We are very pleased to have been selected by UnitedHealthcare for this ten-year agreement and are excited by the opportunity to work with them as their only national laboratory partner,” said David P. King, Executive Vice President and Chief Operating Officer of LabCorp. “Our new partnership with UnitedHealthcare is a further demonstration of our commitment to be the anatomic and clinical laboratory of choice for the country’s leading health care companies. Effective prevention and treatment of disease are anchored in quality and customer efficient, evidence-based medicine, and members’ access to superior laboratory diagnostics. UnitedHealthcare’s customers and network physicians will continue to have access to a full range of the highest quality anatomic pathology and clinical laboratory services across the United States. LabCorp not only has the size and scale to offer these services across the United States, but also has the vision and industry-leading esoteric capabilities to provide clinical diagnostic testing tools for the future. In addition, LabCorp’s standardized laboratory and billing systems will greatly enhance UnitedHealthcare’s ability to provide relevant, actionable data that physicians, health care providers, consumers, employers, and other participants in health care can use to make better, more informed decisions. These services will be available through LabCorp and its affiliated specialty laboratories, including DIANON Systems, Esoterix, Endocrine Sciences, the National Genetics Institute, US LABS, Colorado Coagulation, the Center for Molecular Biology and Pathology, and ViroMed.”

Outlook for 2006 and 2007
The Company expects EBITDA margins over the term of this ten-year agreement to be at least equal to current levels. The Company estimates that during 2006, this new Agreement will result in incremental operating expenses in the range of $14 million to $18 million. Excluding any impact of share repurchase activity after June 30, 2006 and the Company’s previously announced exchange offer related to its Zero Coupon Convertible Subordinated Notes due 2021, these incremental operating expenses are expected to result in a reduction in 2006 earnings per diluted share in the range of $0.06 to $0.08. The Company estimates that during 2006, incremental capital expenditures related to this Agreement will be in the range of $15 million to $20 million.

The Company issued preliminary guidance for 2007. Compared to 2006, the Company expects revenue growth of approximately 11% to 13%, and diluted earnings per share in the range of $3.68 to $3.83, excluding any impact of share repurchase activity after June 30, 2006 and its previously announced exchange offer related to its Zero Coupon Convertible Subordinated Notes due 2021.

A conference call discussing LabCorp’s new Agreement with UnitedHealthcare will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 416-620-2416. A telephone replay of the call will be available through October 10, 2006 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 213-05-747. A live online broadcast of LabCorp’s conference call on October 3, 2006 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 3, 2006.

About LabCorp
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

About UnitedHealthcare
UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping more than 25 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.